(d)(2)(H)(i)

July 9, 2019

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, NY 10017

Attention: Mutual Funds — Legal

Re:                             Portfolio Management Agreement dated as of May 1, 2017 (the “Agreement”) among Voya Investors Trust (the “Trust”), a Massachusetts business trust; Voya Investments, LLC (the “Manager”) and J.P. Morgan Investment Management Inc. (the “Portfolio Manager”)

Dear Sir or Madam:

This letter is being provided in connection with the Agreement.  Any term not defined herein shall have the meaning ascribed to it in the Agreement.  Please acknowledge your receipt of this letter and agreement to its terms by signing in the space provided below.

1.                                      Trading Authorization. In accordance with the terms of Exhibit A attached hereto and made a part hereof, the Portfolio Manager is, subject to the Portfolio Limitations (as defined below), among other things, authorized and empowered to purchase, sell, hold and generally deal in and with all Futures Transactions (as defined in Exhibit A) on behalf of the Series.  Each of the Series and the Manager hereby authorizes the Portfolio Manager to open accounts and execute documents, representations, warranties, indemnities and representation letters in the name of, binding against and on behalf of the Series, including without limitation, futures account agreements and master agreements related to Futures Transactions for all purposes necessary or desirable in the Portfolio Manager’s reasonable discretion to effectuate Portfolio Manager’s activities under the Agreement.  Notwithstanding the foregoing, the Portfolio Manager shall at all times comply with the commodity interest trading limitations set forth in Commodity Futures Trading Commission (“CFTC”) Regulation 4.5(c)(2)(iii) and shall not carry into the spot month futures contracts that are settled through physical delivery (the “Portfolio Limitations”).

2.                                      Qualified Eligible Person Representation. The Manager, with respect to the Series, has executed and delivered to the Portfolio Manager the Qualified Eligible Person (“QEP”) Certification attached as Exhibit B.  The Series or the Manager will promptly advise the Portfolio Manager in writing of any change in the status of the Series affecting such QEP Certification. The Trust and the Manager consent to the treatment of each Series by the Portfolio Manager as a QEP.  The Trust and the

Manager acknowledge that the Portfolio Manager is exempt from any requirement to deliver a disclosure document to the Trust and the Manager under CFTC rules.

3.                                      The Futures and Options authorization attached hereto as Exhibit A shall apply to the parties.

4.                                      All provisions of the Agreement remain unchanged and in full force and effect.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

Sincerely,

Voya Investors Trust

Signature:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President
Date:	July 9, 2019

Voya Investments, LLC

Signature:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President
Date:	July 9, 2019

Acknowledged and Agreed:

J.P. Morgan Investment Management Inc.

Signature:	/s/ Scott Moritz
Name:	Scott G. Moritz
Title:	Vice President
Date:	July 18, 2019

2

Exhibit A

FUTURES AND OPTIONS

A.            Futures and Options Authorization

Subject to the Agreement (and for the absence of doubt the provisions of this Exhibit A shall not be deemed to grant the Portfolio Manager authority to make any investment not permitted by the Agreement), in investing and reinvesting the account, the Portfolio Manager is authorized and empowered as follows:

(a)                                 to, subject to the Portfolio Limitations, purchase, sell, hold, make payments and transfers with respect to, and generally deal in any manner with and in, all futures contracts (and any options on such contracts) and to enter into all documents and agreements relating thereto, including, without limitation, futures contracts with a futures commission merchant or swap dealer with respect to financial instruments and any group or index of securities or commodities (or any interest therein based upon the value thereof), futures account agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements, give-up agreements and related documentation, in each case on such terms and conditions as Portfolio Manager shall determine, in its reasonable discretion, to be appropriate and consistent with applicable law; and

(b)                                 in connection with any transaction or agreement specified in clause (a) above, to deposit or transfer any property as collateral with any agent or counterparty, to grant security interests in such collateral and to execute or cause to be executed any and all required or appropriate documentation with respect to such collateral and to make any and all margin payments, all on such terms and conditions as the Portfolio Manager shall determine, in its reasonable discretion, to be appropriate and consistent with applicable law.

B.            National Futures Association (“NFA”) BYLAW 1101:

Portfolio Manager is a registered Commodity Pool Operator (“CPO”) and Commodity Trading Advisor (“CTA”) with the NFA. As such, Portfolio Manager must comply with NFA Bylaw 1101, which prohibits NFA members from doing business with most non-members that are required to be registered with the Commodity Futures Trading Commission.  The Manager, with respect to the Series, is excluded from the definition of CPO under CFTC Regulation 4.5.

C.            The Trust and the Manager Representations, Warranties and Covenants

1.                                      Each of the Trust and the Manager acknowledges and agrees that, in connection with the Portfolio Manager’s performance of its services under the Agreement (including, without limitation, the execution, delivery and performance of any Futures Transactions), the Portfolio Manager will rely on the representations, warranties and covenants of the Series, which will be the party to such Futures Transactions, (the “Account Holder”) set forth below.  Each of the Trust and the

Manager hereby authorizes the Portfolio Manager to conclusively rely upon such representations, warranties and covenants as being true, correct and complete on and as of the date hereof and for so long as the Agreement is outstanding or until written notice to the contrary is provided to the Portfolio Manager with respect to any such representation, warranty, or covenant.  The Trust and the Manager shall provide the Portfolio Manager as soon as practicable with written notice if any of the representations, warranties and covenants set forth on this Exhibit A ceases to be true, correct or complete.

2.                                      For purposes of this Exhibit:  “Futures Transaction” shall mean any contract, transaction or arrangement specified in clauses (a)-(b) of Section A to this Exhibit A and all documentation relating thereto.

3.                                      Each of the Trust and the Manager represents, warrants and covenants as follows:

a.              Account Holder is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

b.              The Trust and the Manager have the power to authorize the Portfolio Manager to execute Futures Transactions on Account Holder’s behalf, to perform obligations under any such Futures Transactions and have taken, or will take prior to the execution of any such Futures Transaction, all necessary action to authorize the execution, delivery and performance of any such Futures Transactions.

c.               Assuming compliance by the Portfolio Manager with the relevant provisions of the Agreement and all applicable laws and regulations, the execution, delivery and performance of any Futures Transaction will not violate or conflict with any law applicable to the Account Holder and its property (including any restrictions on leverage or speculation, if applicable), any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of the assets or any contractual restriction binding on or affecting it or any of its assets.  All governmental and other consents that are required to have been obtained by the Account Holder with respect to the execution and performance of Futures Transactions have been obtained and at the time of execution of any such Futures Transaction will be in full force and effect and all conditions of any such consents will have been complied with.

d.              Assuming any applicable Futures Transaction that is entered into by the Portfolio Manager on behalf of the Account Holder is a legal, valid and binding obligation of, and enforceable in accordance with its terms against, each of the other parties thereto, the Account Holder’s obligations under any such Futures Transaction constitute or will constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

e.               There is not pending or, to the Trust’s or the Manager’s knowledge, threatened against the Account Holder or any of the Account Holder’s affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of any Futures Transaction to which it is (or may in the future become) a party or its ability to perform its obligations under any such Futures Transaction.

f.                Account Holder understands that the counterparties to Futures Transactions generally will be entitled to request or receive certain certificates, opinions, financial statements, documents (including without limitation, copies of the Agreement and this Exhibit A) or information in accordance with the terms of such Futures Transactions (collectively, “Information”) from the Account Holder and the Account Holder’s custodian, and will be entitled to rely conclusively upon any Information furnished to the counterparty.  Account Holder covenants that it shall provide, or cause to be provided, to the Portfolio Manager such Information as may be required of such persons under any Futures Transactions, or as the Portfolio Manager may reasonably request from time to time to satisfy its obligations under any Futures Transactions and that such Information will, as of the date of such Information, be true, accurate and complete in all material respects and Portfolio Manager may provide such Information to such counterparties.  Account Holder understands that any failure to provide Information in connection with Futures Transactions in a timely fashion may result in counterparties’ termination of certain Futures Transactions.

g.               Account Holder has reviewed the registration requirements of the Commodity Exchange Act and the registration requirements of the National Futures Association and has determined that it is in compliance with such requirements to the extent applicable.

h.              The Trust and the Manager has taken all steps to, and directed the Custodian to, follow all of Portfolio Manager’s investment related direction with respect to the assets subject to the Agreement, including, without limitation, the posting of any margin, collateral or other assets that may be required under such agreements or arrangements entered into by Portfolio Manager with respect to the assets of the account hereunder.  The Trust and the Manager represents and warrants that with respect to Account Holder in connection with Portfolio Manager’s activities described in the Agreement and assuming Portfolio Manager’s compliance with all applicable laws and regulations with respect to the account, including without limitation, this Exhibit A, such actions are and shall be authorized and permitted under all applicable governing documents of the Account Holder and will not violate or conflict with any law applicable to the Account Holder, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting its assets.  The Portfolio Manager is not responsible for the custody of the Account Holder’s assets.

i.                  Account Holder is the sole owner of or otherwise has the right to transfer, or pledge, the assets to be used as collateral in connection with the Futures Transactions.

j.                 Account Holder has not granted any lien or security interest in such assets in the Account;

k.              Account Holder will take and/or permit the Portfolio Manager on its behalf to take all reasonably necessary actions in order to transfer title to, or grant a valid, perfected security interest in (as may be applicable), such assets to a counterparty under the applicable counterparty documents.

l.                  The Trust and the Manager acknowledge and agree that subject to the Agreement, the Portfolio Manager has been given full discretion over the trading of Futures Transactions for the Account Holder.  Such discretion includes, among other things, the authority to open trading accounts with futures commission merchants and provide directly or through service providers relevant “know your customer” and any other information to the futures commission merchant, and to receive on Trust’s behalf the disclosures and other information a futures commission merchant or swap dealer is required to provide to its counterparties under CFTC or other rules governing Futures Transactions, including the form and method of delivery of such disclosures and information.

m.          Nothing withstanding anything to the contrary in any non-disclosure, confidentiality or other agreement between the Account Holder and any other party, the Trust and the Manager confirm that the Account Holder hereby consents to and agrees that the Portfolio Manager is authorized to use and disclose information (and to permit counterparties to disclose information) concerning the Account Holder and the account only: (a) to the extent permitted by applicable law, rules, regulations, instruments, orders or directives that mandate reporting and/or retention of transaction and similar information issued by any regulatory authority, body or agency with jurisdiction to regulate trade reporting with respect to derivatives activities or to regulate persons with respect to trade reporting in connection with their derivatives activities (the “Reporting Requirements”) or (b) to and between the other party’s head office, branches or affiliates, or any persons or entities who provide services to such other party or its head office, branches or affiliates, in each case, as is necessary to comply with such Reporting Requirements.

For the avoidance of doubt, (i) to the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits Trust to waive such non-disclosure requirements by consent, the Trust and the Manager on behalf of the Account Holder consents to waive such non-disclosure requirements to the extent permitted by such applicable laws and (ii) any agreement between the Trust and any other party to maintain confidentiality of information contained in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein. Each of the Trust and the Manager represents and warrants that any third party to whom the Account Holder may owe a duty of confidentiality in respect of the information disclosed has consented to the disclosure of that information.

n.              The Trust and/or the Manager, as applicable, hereby agrees to work in good faith to provide to Portfolio Manager any additional representations, warranties and covenants requested by Portfolio Manager to the extent such representations, warranties or covenants are requested by counterparties or required by applicable law.

4.                                      The Trust and the Manager (i) represents that all the representations, warranties or information in or provided in connection with this Exhibit A are true, accurate and complete in all material respects and (ii) agrees to promptly notify the Portfolio Manager in writing of any change to such representations, warranties or information if any of such representations, warranties or information become incorrect or misleading in any material respect.

Exhibit B

QEP Certification

J.P. Morgan Investment Management Inc. (“Portfolio Manager”) is registered as a commodity trading Manager (“CTA”) and commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”). Portfolio Manager’s registration as a CTA enables it to provide advice to Managers relating to “commodity interests,” which include but are not limited to financial futures and options thereon.

The Trust’s and the Manager’s certification below that with respect to a Series, such Series constitutes a “Qualified Eligible Person” (“QEP”) under the CFTC rules (essentially akin to being a sophisticated investor or an “accredited investor” under the securities laws) enables such Fund to avail itself of abbreviated disclosure, reporting and record-keeping requirements.

By either circling one item in Section I below and one item in Section II below or one item in Section III below, such Series will be certified as a QEP. The Trust and the Manager certify on behalf of such Series that (circle either one item in I and one item in II or one item in Section III):

OPTION ONE

Section I (circle applicable item)

(A) Series owns securities of issuers not affiliated with it and other investments with an aggregate market value of at least $2 million or

(B) Series has had on deposit with a futures commission merchant for its own account during the preceding six months at least $200,000 in exchange-specified initial margin and option premiums for commodity interest transactions or

(C) Series owns a portfolio comprised of the funds or property in (A) or (B) above in which the sum of the funds or property includable under (A), expressed as a percentage of the minimum amount required thereunder, and the amount of futures margin and option premiums includable in (B), expressed as a percentage of the minimum amount required thereunder, equals at least 100% (e.g. $1 million in securities and other property (50% of (A)) and $100,000 in exchange-specified initial margin and option premiums (50% of (B));

Section II (circle applicable item)

(A) an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act not formed for the specific purpose of opening an exempt account with the commodity trading advisor; or

(B) a bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Securities Act”), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act acting for its own account or for the account of a qualified eligible person; or

(C) an insurance company as defined in section 2(13) of the Securities Act acting for its own account or for the account of a qualified eligible person; or

(D) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million; or

(E) an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that has total assets in excess of $5 million; or, if the plan is self-directed, that investment decisions for, or the decisions as to the types of investment alternatives under, the plan are made solely by persons that are qualified eligible persons; or

(F) a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940; or

(G) an organization described in section 501(c)(3) of the Internal Revenue Code, with total assets in excess of $5 million; or

(H) a corporation, Massachusetts or similar business trust, or partnership, other than a pool, which has total assets in excess of $5 million and not formed for the specific purpose of opening an exempt account; or

(I) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time that person opens an exempt account exceeds $1 million; or

(J) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and had reasonable expectation of reaching the same income level in the current year; or

(K) a pool, trust, insurance company separate account or bank collective trust, with total assets in excess of $5 million not formed for the specific purpose of opening an exempt account, and whose investment in the exempt account is directed by a qualified eligible person; or

(L) a governmental entity (including the United States, a state, or a foreign government) or political subdivision thereof, or a multinational or supranational entity or an instrumentality, agency, or department of any of the foregoing.

OPTION TWO

Section III (circle applicable item)

Series is one of the following:

(A) a trust that was not formed for the specific purpose of opening an exempt account and in which the trustee or other person authorized to make investment decisions with respect to the trust and each settlor or other person who has contributed assets to the trust is a qualified eligible person;

(B) a Non-United States person defined as (a) a natural person who is not a resident of the United States; (b) a partnership, corporation or other entity, other than an entity organized principally for passive investment, organized under the law of a foreign jurisdiction and which has its principal place of business in a foreign jurisdiction; (c) an estate or trust, the income of which is not subject to US income tax regardless of source; (d) an entity organized principally for passive investment such as a pool, investment company or other similar entity; provided that (i) units held by persons who do not qualify as Non-U.S. Persons or otherwise as qualified eligible persons represent in the aggregate less than 10% of the beneficial ownership of the entity and (ii) the entity was not formed for the purpose of facilitating investment by persons who do not qualify as Non-U.S. Persons in a pool with respect to which the operator is exempt from certain requirements of Part 4 of the CFTC’s regulations by virtue of its participants having Non-U.S. Persons; and (e) a pension plan for employees, officers or principals of an entity organized and with its principal place of business outside the United States;

(C) an entity in which all of the participants are qualified eligible persons;

(D) a pool for which a claim for exemption under CFTC Rule 4.7 has been made.

Section IV

The Manager will promptly notify Portfolio Manager in writing of any change in the certifications contained herein.

Dated:	July 9, 2019

Name of the Manager: Voya Investments, LLC

By:	/s/ Todd Modic

Name:	Todd Modic

Title:	Senior Vice President